-------------------------------------------------------------------------------
SEC            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
1746 (11-02)   INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
               UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------------------------------------------------------------------
              UNITED STATES                            OMB APPROVAL
    SECURITIES AND EXCHANGE COMMISSION          OMB Number: 3235-0145
          WASHINGTON, D.C. 20549                Expires: December 31, 2005
                                                Estimated average burden
                                                hours per response . . . . . 11


                                 SCHEDULE 13D/A
                               (Amendment No. 10)

                    Under the Securities Exchange Act of 1934

                            Flamel Technologies S.A.
-------------------------------------------------------------------------------
                                (Name of Company)

              Ordinary Shares, Nominal Value (Euro) 0.122 Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                     ISIN No. FR0004018711 (Ordinary Shares)
                             CUSIP 338488109 (ADSs)
-------------------------------------------------------------------------------
                    (CUSIP Number of Class of Securities) (1)

                                Oscar S. Schafer
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                September 6, 2005
-------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------

(1) The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 2 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            O.S.S. Capital Management LP
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             2,942,547
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        2,942,547
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            2,942,547
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            13.0% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 3 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Oscar S. Schafer & Partners I LP
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             124,070
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        124,070
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            124,070
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            0.6% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 4 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Oscar S. Schafer & Partners II LP
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             1,324,839
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        1,324,839
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            1,324,839
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            5.8% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 5 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            O.S.S. Overseas Fund Ltd.
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             1,493,638
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        1,493,638
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            1,493,638
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            6.6% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 6 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            O.S.S. Advisors LLC
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             1,448,909
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        1,448,909
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            1,448,909
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            6.4% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 7 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Schafer Brothers LLC
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             2,942,547
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        2,942,547
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            2,942,547
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            13.0% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                    Page 8 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Oscar S. Schafer
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
-------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [ ]
-------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
                  7      SOLE VOTING POWER
                         0
                 --------------------------------------------------------------
NUMBER OF         8      SHARED VOTING POWER
SHARES
BENEFICIALLY             2,942,547
OWNED BY         --------------------------------------------------------------
EACH              9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH              0
                 --------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        2,942,547
-------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            2,942,547
-------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES*                                   [ ]

-------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (11)
            13.0% (see Item 5)
-------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------                   ----------------------
CUSIP No.      338488109                                    Page 9 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


     Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (the "Amendment No. 10") amends the Schedule 13D filed on April 18, 2005 [File Number 005-50223] (the "Original Schedule 13D") as amended on April 29, 2005 (such Original Schedule 13D as amended, "Amendment No. 1"), as amended on May 11, 2005 (such Amendment No. 1 as amended, "Amendment No. 2"), as amended on May 12, 2005 (such Amendment No. 2 as amended, "Amendment No. 3"), as amended on May 13, 2005 (such Amendment No. 3 as amended, "Amendment No. 4"), as amended on June 2, 2005 (such Amendment No. 4 as amended, "Amendment No. 5"), as amended on June 3, 2005 (such Amendment No. 5 as amended, "Amendment No. 6"), as amended on June 14, 2005 (such Amendment No. 6 as amended, "Amendment No. 7"), as amended on June 16, 2005 (such Amendment No. 7 as amended, "Amendment No. 8"), as amended on June 23, 2005 (such Amendment No. 8 as amended, "Amendment No. 9").

     This Amendment No. 10 is being filed by Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "Partnerships"), O.S.S. Advisors LLC, a Delaware limited liability company (the "General Partner"), O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS Overseas"), O.S.S. Capital Management LP, a Delaware limited partnership (the "Investment Manager"), Schafer Brothers, LLC, a Delaware limited liability company ("SB LLC") and Mr. Oscar S. Schafer ("Mr. Schafer" and, together with the Partnerships, the General Partner, OSS Overseas, the Investment Manager and SB LLC, the "Reporting Persons"), who serves as the senior managing member of the General Partner and SB LLC. This Amendment No. 10 relates to the ordinary shares, nominal value (euro) 0.122 per share, which are owned in the form of ADSs ("Ordinary Shares" or "ADSs"), of Flamel Technologies S.A., a SOCIETE ANONYME organized under the laws of the Republic of France (the "Company").

     To the extent permitted by law, each Reporting Person disclaims beneficial ownership of any of the securities covered by this statement.

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                  Page 10 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


Item 1.           Security and Issuer

     Item 1 of the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9 is amended and supplemented by adding at the end thereof the following paragraph:

     As set forth more fully in Item 5, on September 6, 2005, the Partnerships and OSS Overseas acquired, an additional 276,600 ADSs. As of that date, the Reporting Persons beneficially own, in aggregate, 2,942,547 Ordinary Shares, all of which are owned in the form of ADSs.

Item 3.           Source and Amount of Funds or Other Consideration.

     Item 3 of the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9 is being amended and restated as follows:

     The total amount of funds used by each of the Partnerships and OSS Overseas to purchase the securities of the Company as described herein was furnished from the investment capital of the Partnerships and OSS Overseas, as applicable.

     The aggregate purchase price of the 124,070 Ordinary Shares beneficially owned by OSS I was $1,879,610, inclusive of brokerage commissions.

     The aggregate purchase price of the 1,324,839 Ordinary Shares beneficially owned by OSS II was $20,288,764, inclusive of brokerage commissions.

     The aggregate purchase price of the 1,493,638 Ordinary Shares beneficially owned by OSS Overseas was $25,294,833, inclusive of brokerage commissions.

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                  Page 11 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------



     The Depositary charged a fee of $5.00 per 100 ADSs (or portion thereof) in connection with the surrender of ADSs and the withdrawal of the underlying Ordinary Shares. The total amount of funds used by each of the Partnerships and OSS Overseas to pay such fees of the Depositary was furnished from the investment capital of the Partnerships and OSS Overseas, as applicable.

     The aggregate fees paid to the Depositary in respect of the withdrawal of the 100,190 Ordinary Shares owned by OSS I were $5,010.

     The aggregate fees paid to the Depositary in respect of the withdrawal of the 963,387 Ordinary Shares owned by OSS I were $48,170.

     The aggregate fees paid to the Depositary in respect of the withdrawal of the 1,002,370 Ordinary Shares owned by OSS I were $50,120.

Item 4.           Purpose of Transaction.

     Item 4 of the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9 is being amended and restated as follows:

     The Ordinary Shares acquired on September 6, 2005 were not acquired and additional Ordinary Shares beneficially owned by each Reporting Person are not held, in either case, for the purpose of or with the effect of influencing the control of the Company or in connection with, or as a participant in, any transaction having that purpose or effect.

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                  Page 12 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


Item 5.           Interest in Securities of the Company.

     Item 5 of the Original 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9 is being amended and restated as follows:

     (a), (b) The following table sets forth the aggregate number and percentage of the outstanding Ordinary Shares beneficially owned by each of the Reporting Persons named in Item 2, as of the date hereof. The percentage of the outstanding Ordinary Shares beneficially owned is based on the 22,701,595 Ordinary Shares outstanding as of March 31, 2005 as reported by the Company in its unaudited consolidated financial statements for three months then ended, as filed with the United States Securities and Exchange Commission on the Company's Form 6-K/A on July 26, 2005. The table also sets forth the number of Ordinary Shares with respect to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition, in each case as of the date hereof.


   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Reporting Person          Aggregate Number of    Approximate       Number of Ordinary   Number of Ordinary
                             Ordinary Shares        Percentage        Shares: Sole Power   Shares: Shared
                             Beneficially Owned                       to Vote or to        Power to Vote or
                                                                      Dispose              to Dispose

   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Investment Manager        2,942,547              13.0%            0                    2,942,547
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     124,070                0.6%             0                    124,070
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    1,324,839              5.8%             0                    1,324,839
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              1,493,638              6.6%             0                    1,493,638
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   General Partner           1,448,909              6.4%             0                    1,448,909
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   SB LLC                    2,942,547              13.0%            0                    2,942,547
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Mr. Schafer               2,942,547              13.0%            0                    2,942,547
   ------------------------- ---------------------- ----------------- -------------------- --------------------


                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                  Page 13 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------
     (c) Except for the transactions set forth below, during the last sixty days, the Reporting Persons have effected no transactions with respect to the ADSs.





   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Reporting Person          Date                   Buy or Sell       Number of            Price Per
                                                                      ADSs                 ADSs
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    9/06/2005              Buy               85,332               $15.73
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              9/06/2005              Buy               191,268              $15.69
   ------------------------- ---------------------- ----------------- -------------------- --------------------


Each of the transactions listed above were effected in the open market.


     (d) The (i) limited partners and the General Partner of the Partnerships and (ii) the shareholders and the advisor of OSS Overseas have the right to participate in the receipt of dividends from, and the proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.

     (e) Not applicable.

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                  Page 14 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------



                                   SIGNATURES

     After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 9, 2005

OSCAR S. SCHAFER




     By:  /s/ Oscar S. Schafer
        --------------------------------------
     Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
     By: Schafer Brothers LLC, as General Partner




     By:  /s/ Oscar S. Schafer
        -----------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
     By: O.S.S. Advisors LLC, as General Partner




     By:  /s/ Oscar S. Schafer
        -----------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member

                                  SCHEDULE 13D

--------------------------------------                   ---------------------
CUSIP No.      338488109                                  Page 15 of 15 Pages

ISIN No.      FR0004018711
--------------------------------------                   ----------------------


OSCAR S. SCHAFER & PARTNERS II LP
     By: O.S.S. Advisors LLC, as General Partner




     By:/s/ Oscar S. Schafer
        -----------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


O.S.S. OVERSEAS FUND LTD.




     By:/s/ Oscar S. Schafer
        -----------------------------------
     Name: Oscar S. Schafer
     Title: Director



O.S.S. ADVISORS LLC




     By:/s/ Oscar S. Schafer
        -----------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member


SCHAFER BROTHERS LLC




     By:/s/ Oscar S. Schafer
        -----------------------------------
     Name: Oscar S. Schafer
     Title: Senior Managing Member